Exhibit 99.2

TRIMBLE NAVIGATION LIMITED

Transcript of Trimble’s Conference Call

February 2, 2012

1:30 p.m. PST

Operator:

Good afternoon. My name is Marvin, and I will be your conference operator today. At this time, I would like to welcome everyone to the Q4 and Year End 2011 Conference Call. [Operator Instructions] Thank you.

I’ll now hand the call over to our host, Ms. Willa McManmon. Ma am, you may begin.

Willa McManmon:

Thank you. Good afternoon. Before we begin, I’d like to remind you that the forward-looking statements made in today’s call and the subsequent Q&A period are subject to risks and uncertainties. Trimble’s actual results may differ materially from those currently anticipated due to a number of factors detailed in the company’s Form 10-Ks and 10-Qs or other documents filed with the Securities and Exchange Commission.

During this call, we will refer to a press release. The press release and additional financial statements are posted on our website, at www.trimble.com. The non-GAAP measures discussed in the call are reconciled to GAAP measures in the tables to our press releases.

I will now turn the call over to Steve Berglund, our CEO, and Rajat Bahri, our CFO.

Steven W. Berglund:	Good afternoon. Fourth quarter results demonstrated the momentum which was evident throughout 2011. This momentum is carrying us into 2012 and enables us to expect another strong year subject to strong conditionality about the evolution of the euro crisis and its effects on the world economy.

At the beginning of 2011, we anticipated revenue growth for the year in the neighborhood of 20% based on a combination of strong organic growth combined with the incremental effects of acquisitions. We assumed we would not see a robust economic recovery during 2011, and in particular, we assumed we would not see a recovery in the commercial and residential construction markets.

Overall, the environment provided us with no meaningful negative surprises aside from a slower than anticipated market in China. We exceeded our original expectations with annual revenue growth of 27% largely because our acquisition activity during the year was higher than originally expected.

Entering 2012, our snapshot view is quite similar to a year ago. Within our natural forecasting limitations, which result from our characteristic of being a book and burn business, we believe our existing portfolio of businesses should once again generate total year revenue growth in the neighborhood of 20%. This is a combination of strong organic growth, topped by the full year effects of acquisitions already made.

The most significant difference between the two years is the higher level of economic uncertainty created by the euro crisis, which is not unique to Trimble. If the crisis is resolved early, it could remove uncertainty and enhance the outlook. If it lurches along, it creates significant uncertainty and could impair investment decisions in Europe. If it ends in a collapse scenario, it would have worldwide significance.

2011 reflected progression within all the major Trimble strategic themes. We expanded our international reach, particularly in the emerging markets by adding development, manufacturing and sales capabilities. We actively pursued our longstanding strategy of moving away from sensors and products towards a focus on higher value, industry-specific solutions. The beneficial long-term impact of the higher value content is seen in the aggregate gross margin of the company, which has expanded by 3.4 percentage points from 2006 to 2011, reflecting the increased bundling of hardware, software and service.

We also continued to both deepen and broaden our technology base in support of the solutions focus. This is reflected in the increasing software content in our products with more than 60% of our technical personnel currently engaged in software development.

The quarterly performance for the three most strategically important segments, E&C, Field Solutions, and Mobile Solutions was again strong. E&C reflected organic growth in heavy and highway and survey instruments as well as the Tekla acquisition.

These improvements in E&C were delivered in spite of a still dormant commercial and residential construction market in the U.S. and most parts of Europe, slower sales in China related to the recent problems specific to railway construction and a generally more deliberate decision making process across Europe. In a positive context and in contrast to the last four years, there is at least some discussion in the U.S. of the possibility of increased activity in the commercial and residential construction market later in the year.

The Field Solutions segment again demonstrated strong year-to-year growth with contributions from agriculture, GIS and acquisitions. Agricultural performance reflects the attractiveness of our solutions within the backdrop of a relatively strong agricultural economy around the world.

In the quarter, agriculture provided two pieces of evidence supporting the viability of the company trends towards greater value added solutions. The first was the growth in the relatively new product categories of flow controls and information management, which grew by approximately 85% in the quarter year-over-year.

The second was the press release announcing Trimble’s new relationship with U.S. Sugar. This is significant because it demonstrates that there is additional untapped growth available to us by providing targeted solutions to specific large agriculture segments and also because U.S. Sugar’s vision transcends any particular farm operation and is centered on the connected farm, which is central to Trimble’s strategy.

GIS although still negatively impacted by municipal and state budgetary constraints had a strong double-digit revenue quarter and grew slightly faster than agriculture with similar margins. This demonstrates that despite the considerable and deserved attention agriculture has received in the last several years, other profitable but less visible Trimble product categories provide significant growth potential.

The Mobile Solutions segment quarterly results remained ahead of our original estimate and made a major contribution to the year-to-year margin improvement as a result of both acquisition and operating improvements. While our results are still not near our long-term model for this segment, we expect the segment to provide meaningful contributions throughout 2012 to companywide earnings improvement.

Key to the improvement in Mobile Solutions is the redirection of the portfolio towards vertical markets through acquisitions, selective pruning of the existing subscriber portfolio and new initiatives. The core vertical markets reported in the segment are forestry, construction supply, transportation and logistics, communications, environmental, field services and public safety.

Our industry focus is to move beyond the commoditized dot-on-the-map horizontal functionality to add specific value-added capabilities that are relevant to these industries such as safety, compliance, carbon reduction, diagnostics and RFID solutions. By providing this increased value we will be able to both create competitive differentiation and expand gross margin.

Advanced Devices segment margins remained strong albeit without much current growth. We expect 2012 to be a relatively quiet year for the segment although we have a number of long-term growth possibilities based on technologies under development.

We enter 2012 with a strong portfolio that is dynamic and capable of producing significant growth over the next few years. At the same time we understand the vulnerabilities of the economic environment and the potential for significant dislocations, which would affect the willingness of our customers to invest. However, with the environment as it exists today, we look forward to the year with some confidence.

Let me turn the call over to Raj.

Rajat Bahri:

Good afternoon. I’ll cover only the non-GAAP numbers in my prepared remarks today. Our GAAP numbers, as well as GAAP to non-GAAP reconciliation are available in today’s earnings press release.

For the fourth quarter of 2011 Trimble had revenue of $435.2 million, up approximately 35% as compared to the fourth quarter of 2010. Fourth quarter 2011 non-GAAP operating income of $68.8 million was up 48% as compared to the fourth quarter of 2010. Non-GAAP operating margin was 15.8%, as compared to 14.3% in the fourth quarter of 2010.

Non-GAAP net income of $67.8 million for the fourth quarter of 2011 was up 19% as compared to the fourth quarter of 2010. Diluted non-GAAP earnings per share in the fourth quarter of 2011 were $0.54 as compared to diluted non-GAAP earnings per share of $0.46 in the fourth quarter of 2010.

The fourth quarter GAAP – non-GAAP tax rate was 8% compared to a benefit of 14% in the fourth quarter of 2010. The benefit in 2010 was primarily due to a catch-up on research and development tax credits due to legislation passed in the fourth quarter of 2010.

Turning now to full year results. Fiscal 2011 revenue was $1.64 billion up approximately 27% as compared to fiscal 2010. Fiscal 2011 non-GAAP operating income of $292.2 million was up 34% as compared to fiscal 2010. Non-GAAP operating margin was 17.8% as compared to 16.8% in fiscal 2010.

Non-GAAP net income of $271.2 million for fiscal 2011 was up 36% as compared to fiscal 2010. Diluted non-GAAP earnings per share in fiscal 2011 were $2.15 as compared to diluted non-GAAP earnings per share of $1.61 in fiscal 2010.

Turning now to segments. Fourth quarter 2011 E&C revenue was $238.7 million, up 30% as compared to the fourth quarter of 2010. The growth was driven by strong sales of heavy and highway solutions, double-digit growth rate in survey product sales and the Tekla acquisition.

Fourth quarter non-GAAP operating income was $39.4 million or 16.5% of revenue, as compared to $24 million or 13.1% of revenue in the fourth quarter of 2010. The improvement in operating income was due to operating leverage as a result of increased revenue.

Fiscal 2011 E&C revenue was $906.5 million, up 26% as compared to fiscal 2010 driven primarily by strong sales across product lines and to a lesser extent the Tekla acquisition. E&C non-GAAP operating income in fiscal 2011 was $159.2 million or 17.6% of revenue, as compared to $118.9 million or 16.5% of revenue in fiscal 2010. Non-GAAP operating margin was higher due to operating leverage from increased revenue.

Fourth quarter 2011 Field Solutions revenue was $95.5 million, up 28% as compared to fourth quarter of 2010 due to strong sales of agriculture and geographical information system products and the acquisition of Tekla, which has an infrastructure and energy business that falls under Field Solutions. Fourth quarter 2011 non-GAAP operating income in Field Solutions was $34.7 million or 36.3% of revenue, as compared to $27.6 million or 36.9% of revenue in the fourth quarter of 2010. Without the impact of the Tekla acquisition, Field Solutions operating margins were up for the quarter.

Fiscal 2011 Field Solutions revenue was $413.7 million, up 30% as compared to fiscal 2010 due primarily to strong sales across the product lines and to a lesser extent the Tekla acquisition. Fiscal 2011 Field Solutions non-GAAP operating income was $162.4 million or 39.3% of revenue as compared to $118.4 million or 37.2% of revenue in fiscal 2010. Non-GAAP operating margins were up due to operating leverage on increased revenue.

Fourth quarter 2011 Mobile Solutions revenue was $75.8 million, up 88% as compared to the fourth quarter of 2010 primarily due to the PeopleNet acquisition. The base business also demonstrated double-digit organic growth. Fourth quarter 2011 Mobile Solutions non-GAAP operating income was $6.4 million or 8.5% of revenue, as compared to operating income of $931,000, or 2.3% of revenue in the fourth quarter of 2010. The improvement in non-GAAP operating margin was due to PeopleNet acquisition and increased profitability from our base business.

Fiscal 2011 Mobile Solutions revenue was $218.5 million, up 42% as compared to fiscal 2010 primarily due to PeopleNet acquisition and growth within the base business, partially offset by the loss of a large customer in the second quarter of 2010. Fiscal 2011 Mobile Solutions non-GAAP operating income was $7.4 million or 3.4% of revenue as compared to operating income of $5.3 million or 3.4% of revenue in fiscal 2010.

Fourth quarter 2011 Advanced Devices revenue was $25.2 million, up 2% as compared to the fourth quarter of 2010. Fourth quarter 2011 non-GAAP operating income in Advanced Devices was $4.1 million, or 16.1% of revenue as compared to $4 million or 16.3% of revenue in the fourth quarter of 2010.

Fiscal 2011 Advanced Devices revenue was $105.3 million, up 3% as compared to fiscal 2010. Fiscal 2011 Advanced Devices non-GAAP operating income was $16.5 million or 15.6% of revenue as compared to operating income of $20.3 million or 19.8% of revenue in fiscal 2010. Non-GAAP operating margins were down versus the prior year due primarily to product mix.

In the fourth quarter of 2011, 52% of revenue came from North America, 23% from Europe, 16% from Asia Pacific and 9% from rest of the world. The year-over-year growth rate by region was 41% in North America, 18% in Asia Pacific, 36% in Europe and 31% in rest of the world. Europe was up double-digits excluding Tekla.

For fiscal 2011, 51% of revenue came from North America, 24% from Europe, 15% from Asia Pacific and 10% from rest of the world. The year-over-year growth rate by region was 23% in North America, 10% in Asia Pacific, 40% in Europe and 56% in the rest of the world.

Moving now to non-GAAP operating expenses for the fourth quarter 2011 was $163.6 million or 37.6% of revenue, down as compared to 38.7% in the fourth quarter of 2010. Fourth quarter 2011 non-GAAP non-operating income was $3.9 million versus $3 million in the fourth quarter of 2010, due primarily to a greater interest expense and the impact of foreign exchange transactions partially offset by higher joint venture profitability.

Non-GAAP operating expenses for fiscal 2011 was $580.8 million or 35.3% of revenue as compared to 35.2% of revenue in the fourth quarter of 2010. Fiscal 2011 non-GAAP non-operating income was $9.4 million versus $10.3 million in fiscal 2010 due primarily to greater interest expense partially offset by higher joint venture profitability.

We finished the fourth quarter 2011 with $154.6 million in cash compared to $138.3 million in the third quarter of 2011. Our debt level was $564.4 million on a 1.8 times trailing 12-month EBITDA. Our cash flow from operation was $79.8 million for the quarter and $241.6 million for the year. We made $72.7 million of net repayments on the debt during the quarter.

Accounts receivable for the fourth quarter of 2011 was $275.2 million as compared to $287.7 million in the third quarter of 2011. Days sales outstanding in the fourth quarter of 2011 was 58 days as compared to 63 days in the third quarter of 2011 and 63 days in the year-ago quarter. Inventory in the fourth quarter of 2011 was $232.1 million compared to $215.71 million in the third quarter of 2011. Returns at 3.7 times as compared to 3.5 times in the third quarter of 2011.

Our guidance for the first quarter of 2012 is for revenue between $477 million and $482 million with GAAP earnings per share of $0.32 to $0.34, and non-GAAP earnings per share of $0.61 to $0.63. Non-GAAP guidance excludes the amortization of intangibles and acquisition expense of $35.5 million related to previous acquisitions and the anticipated impact of stock-based compensation expense of $7.6 million. Both GAAP and non-GAAP earnings per share assume a 15% to 17% tax rate, 128 million shares outstanding and interest cost of $3 million.

We will now take your questions at this time. Thank you.

Operator: [Operator Instructions] Our first question comes from the line of Michael Cox with Piper.

Michael Cox:	Thanks a lot and congrats on a great quarter, guys.

Steven Berglund:	Thanks.

Michael Cox:	My first question is on the SITECH program. I was just wondering if you could comment on how that performed relative to your expectations, either in the fourth quarter or through 2011 and how you see that shaping up in 2012. I know way back when you talked about this being a few percentage points to firm-wide growth on revenue and how now – now that you’ve got several in the field, how is that shaping up relative to those expectations?

Steven Berglund:

Yeah. So I think that SITECH has been slower in developing than we originally expected at the end of 2008 simply because events of the end of 2008 carried through to 2009 and 2010. So we re probably operating a year to a year-and-a-half behind kind of, original expectations on having it all in place. So we re getting close to having, let’s call it, all major geographies covered by SITECH at this point.

And it’s impossible to say with, let’s call it, high-degree of science, but it has added two to three growth points simply because determining the baseline is an art more so than a science. But I would say, if 2% of a $1.6 billion company is on the order of $30 million, so kind of posing the question, have the SITECHs – are the SITECHs approaching the point where they re adding $30 million of incremental revenue to the company?

Yeah. I think we’re talking performance in that realm. I think we won’t see the full affect until this year, 2012. But I think that it is they are definitely both qualitatively and I think quantitatively meeting the set of expectations we set back in 2008. Better capitalization, better access earlier to customers, let’s call it a greater degree of self-confidence of projecting our self into the marketplace.

And then in regions of, whether it be China or India or some other regions where we were underwhelming in terms of our distribution as of a few years ago, at least we have the potential and at this point in time in some of these areas, it’s more potential than reality, we have the potential for filling in white spaces on the map that we had not before. So I think overall, we’re we believe we’re on track, maybe a little delayed, but we re on track to where we expected to be and I think overall it will turn out to be a high quality channel for us.

Michael Cox:	Okay. That’s very helpful. In terms of the expectation of roughly 20% revenue growth in 2012. Just so I’m clear on your baseline assumptions for construction activity, I assume you’re basing that on really no change but I’d be curious if you have some sort of basic assumption to construction activity on a global basis.

Steven Berglund:	No. Effectively we’re basing it, assuming the world is frozen at kind of today’s level. So for example, there is really no recovery in commercial and residential construction built into that kind of expectation. So again, if we do see some activity back half of the year that would be an upside to this baseline. So really it’s taking the conditions as we see them today, projecting them through the year and saying this is what we think we can deliver.

Michael Cox:	Okay. And one last question just from a model standpoint. Ex-PeopleNet was Mobile Solutions profitable in the fourth quarter?

Rajat Bahri:	Yes, it was.

Michael Cox: Operator:	Okay. Thank you. Our next question comes from the line of Andrea James with Dougherty & Company.

Andrea James:	Hi, there. Good afternoon.

Steven Berglund:	Hi.

Andrea James:	Hi. Thanks for taking my question. It seemed like TMS seemed to surprise even you guys on the upside. Could you just give us some details about what went right there? Did you sign new customers or what happened?

Steven Berglund:

No. In actuality I think we’re simply running maybe a quarter ahead of where we thought we were. So 2011, late 2010 and mostly first part of 2011, the first half of 2011 was really kind of a reorientation, a recalibration, a restructuring period where we fundamentally changed – well, we reinforced the direction of verticalization. So there was a fair amount of change that occurred in the early and mid part of 2011.

And we were quite confident about the fourth quarter but in reality the fourth quarter happened in the third quarter and maybe the first quarter happened in the fourth quarter. So I think we’re running ahead of – as far as the fundamentals, we’re simply running a bit ahead of our original game plan.

I think in the fourth quarter there was some – there were some surprises that walked through the door that we weren’t expecting. But I would say, fundamentally, this is not necessarily kind of fourth quarter serendipity. I think it’s basically part of a long-term trend line more than anything else in terms of the profitability.

Andrea James:	Okay. And then just moving over to Field Solutions. Can you just talk about pricing there and what you’re seeing out in the channel in terms of pricing pressure? Are prices holding steady?

Steven Berglund:

Yeah. If we re talking agriculture, really I think the statement I could make with a fair amount of intellectual honesty is if you take the – there has been long-term price stability in agriculture. I think that if you took the premier products in agriculture and plotted them since really back towards 2004, 2005, those prices have really remained quite steady. And we have led on the low-end products because we believed that market has – is elastic.

We have led a couple of times in our past we have actually dropped prices there because we believe the market was elastic and it turned out it was elastic. But in terms of the high-end products, I think that market is comparatively stable from a pricing standpoint. So no new competitive entrants. In fact, there haven’t been any really new competitive entrants for some period of time and so the market is not at this point in time experiencing any real pricing pressure.

Andrea James:	That’s helpful. Thank you. Just one more and then I’ll hop back in the queue. Did E&C margins come in to your expectations? I know they were year-over-year but I remember last year there were some special things that had happened that had compressed the margins a bit. So I’m just wondering how E&C margins are tracking to what you guys are expecting internally.

Rajat Bahri:	So the E&C margins reported were around 16% but Tekla is driving those margins significantly down right now because we are getting revenue from Tekla but hardly any profit because we had to take a default revenue haircut. That will revert itself in Q1. So we should see nice – even further expansion of E&C margins coming into Q1. But the reason they were a little bit lower than expected was the PeopleNet – not the PeopleNet, the Tekla acquisition.

Andrea James: Operator:	Thank you. So helpful. I’ll hop back in the queue. Our next question comes from the line of Ajit Pai with Stifel Nicolaus.

Ajit Pai:	Yeah. Good afternoon and congratulations on a very solid quarter.

Steven Berglund:	Thank you.

Ajit Pai:	A couple of quick questions. The first one is I think just looking at your China business you talked about how – that was a bit of a surprise in 2011 and how but going into 2012 what is your expectation for that business especially on the railroad front? Are you expecting that to come back? And then we can go to the other questions.

Steven Berglund:

Sure. So I think yeah, I think you characterized it properly is because of both the scandals and the accidents, 2011 was a hard year for railway activity in China. There were – there was financial pressure felt by the industry in the later part of the – in the last half of the year. Now our sense going forward and this is – one can never know for sure, but certainly our sense going forward is the China market here in the last few months has signs of, let’s call it, stabilized and solidified some. And so I think that we’re not looking for, let’s call it a monster year in China, but we believe that we’re back on a track we understand in China. So the money flow seems to be turning back on for railways, maybe with a little less emphasis on high-speed and more with towards conventional. We also – it also seems as though that funding for road construction is also headed back up. So I think that in general with what we can see at this point in time, 2012 will be a better year than 2011 in China.

Ajit Pai:

Got it. And then the second question is, looking at your Mobile Solutions business again. You mentioned that the PeopleNet business was very profitable, that Mobile Solutions even without PeopleNet, if you look at the old @Road business was also profitable. Could you give us some color as to given the profitability right now and the synergies yet to be fully captured from that business, as well as a ramp that you’re expecting and the momentum to continue over the next couple of years. How we see that operating margin progress over the next couple of years? Where could it get to? Could it get to your corporate average above that over the next couple of years?

Steven Berglund:

Yeah. Certainly the expectation and thank you for specifying a time framework of a few years, because I think that’s the way to look at this business, because of the nature of the business, it’ll be — there will probably be few step functions in terms of margin improvement. But basically, we see as we have all along, is the ability for this business to meet or exceed the company average. Let’s call it, is it reasonable to get to a 20% operating margin in the Mobile Solutions space and I think fundamentally it is, driven by the view that it is ultimately a software business. The mix between hardware and software in any quarter will skew that a bit but over time the software part of business, software delivered as a service in most cases will increase, and that will typically bring with it margin above 50% and in some cases well above 50%. And then the scale factors below the line in terms of infrastructure and R&D and all of those things should scale nicely, and so we should be able to march consistently towards, first, a consistent double-digit operating margin but there is nothing to say that this is not a 20% operating margin business in a few years.

Ajit Pai:	Got it. And then the last question would be, just looking at the tremendous cash flow generation and the pay-down of debt. If you had to prioritize the use of cash right now and the cash flow generation, would you say that debt pay-down is still probably the highest priority? And also the current cash flow generation, do you think that the current level is sustainable? Would it drop from there seasonally? Or could it continue to grow through this year?

Steven Berglund:

Well, I’ll let Raj answer the kind of the expectation question in terms of the numbers. What I would say is, in terms of the current debt level and we currently have a debt-to-equity ratio of roughly 35% with the cash-generating characteristics of this company in good times and bad times, we’re not uncomfortable with this debt level.

So I would say our number one priority is probably not deleveraging. I think it’s basically we’ll scan the opportunity set and make rational decisions. But I think that we’re a technology company and technology companies typically don’t carry much debt. But at the same time, the current level of debt is easily within our ability to handle.

So I would say we’ll make a – we’ll make rational decisions but I would not declare deleveraging our number one priority as a company at this point.

Ajit Pai:	Got it. Thank you so much.
Steven Berglund: Operator:	Thank you. Our next question comes from the line of Jonathan Ho with William Blair.
Jonathan Ho:

Great quarter, guys. I just wanted to sort out on the E&C side. You’ve talked a little bit about the BIM space and some pick-ups in demand in the past and then there has been some movement up and down. Can you talk about that and also the potential margin flow through of some of the maintenance revenue that comes back with Tekla in that segment?

Steven Berglund:

Okay. I’ll let Raj talk to the numbers again. But basically, I think that it was a busy year 2011 and a little bit of that has come into 2012 with the acquisition of Tekla, the acquisition of Plancal, the very small acquisition of StruCad. But we have, in the last few months, combined with what we had done previously. Built out a relatively full set of capabilities in BIM covering mechanical, electrical, plumbing, as well as the structural steel aspects. We have the Meridian capability, which kind of extends us into what’s called BIM 5D which, is the three-dimensional model, plus cost, plus schedule. And then with the Hilti joint venture, we have the ability to project kind of BIM-to-field physical tools into the marketplace. So as far as capability is concerned, we built out a relatively full set here.

Now, I think that the financial impact will surely come when we see any life at all in commercial large scale residential. The market’s still very quiet in Europe and in the US, and so what we will see, I think when we see any kind of recovery, and it doesn’t have to be a large recovery, but any kind of recovery, we’re going see, again, a significant step up in performance of E&C. But thus far with Tekla and the software pieces that had been previously acquired, QuickPen and Accubid and anticipate with Plancal, we’re going to have a group of margin-rich software businesses here with gross margins well above 50% and the ability to generate, let’s call it, very significant operating margins. So I think we’re strategically – we’ve got the strategic pieces in place. We’re operating at a reasonably high level at this point in time, but when we see any kind of recovery in commercial and residential, I think we’re going to see a significant increase in performance out of those areas. So, Raj, anything else? I guess not.

Jonathan Ho:	On, just to, I guess, take a look at the ag business. If you guys look at 2012, clearly, you’ve had a very strong growth year in 2011. How do we break out the growth between sort of the new product areas that you’re going to be launching, contributions from flow control, and some of the lower penetrated, and then just your core business, just the incremental growth, where do you see that coming from?
Steven Berglund:

Well, so, I think there, yeah. So there’s the base, there’s a baseline business which relates to guidance. Now there’s a high-end and a lower-end element there that fully, the autopilot, which is the high end, tends to operate to a bit of a different dynamic than the low end. But that’s the baseline business, which is guidance.

And then we have added the, let’s call it, the new connected farm element, which is information management for flow control. They’re taking advantage of the fact that there’s a GPS receiver on the roof of the cab and that there’s a computer in the cab and leveraging them to the prescription agriculture applications.

So the baseline business will continue for the foreseeable future to grow at meaningful double digits, maybe not prodigious double digits that we saw a few years ago but, let’s call it, strong, very respectful double digits. And as I pointed out in the script, the new add-ons, although not terribly significant against the backdrop of the size of the business at this point in time, but the flow controls and the information management products combined in the fourth quarter year-over-year grew at 85%. Now, that may not be the long-term average, but I’d say those products probably have the ability to grow at greater than 40% for the foreseeable future. So what we’re going to see here is a change in blend in that business, probably with no impact at all in operating margins, where the more information-based, the add-ons, the prescription farming elements of the product, start to become a larger and larger portion of it. But we, again, still see the baseline business based around guidance and still being good strong double-digit growth for, again, three to five years before we have to then consider the level of maturity of the market.

Jonathan Ho:	Great. Thank you.

Steven Berglund: Operator:	Thank you. Our next question comes from the line of Jonathan Goldberg with Deutsche Bank.

Jonathan Goldberg:	Hi, guys. Thanks for taking my question.

Steven Berglund:	Sure.

Jonathan Goldberg:

I just want to be super-clear, because we’ve gotten a lot of questions on this. The operating margins you’re enjoying in ag right now seem high relative to a lot of other businesses. Are they sustainable? If they decline, what will the shape of that curve of the decline? How are you able to earn operating margins at this level?

Steven Berglund:

Okay. So first of all, there are a number of businesses within Trimble that don’t get quite the same visibility that are earning operating margins at this level. I pointed out that GIS margins are very close to this. So it is – not the existence then is probably questionable in terms of the fact that this is unique. But, okay, the question basically is, is this business going to become monetized, I guess. So as I pointed out, there has been price stability since 2004 to up to now. So there’s been seven to eight years of price stability in terms of the high-end product.

Okay. So what will cause prices to fall? Okay. If you go back over that same period, the competitors in the industry have remained largely unchanged. There have been no new competitor entries into the business over that period of time. The OEM content is still quite low in terms of factory install, and it’s likely to remain low for the foreseeable future. So it remains an aftermarket business.

It is still a technology business. There’s a whole lot of innovation left to be done. It is becoming more and more of a software business. So it is not a sensor business. It is not just a piece of hardware that’s being slapped on a tractor. So it is a technology business, and the margins are not inconsistent with this being a technology business.

Now at the same time, this question has been coming up for years, and my answer has been fairly consistent, which is, in the long term do I expect operating margins to stay at this level in the long term? No. I assume that, okay, the market in some way will arbitrage away those operating margins. Do I see a mechanism that will hurt in the next one year, two years, or three years to make that happen? No, I don’t.

Now the way the margin may come down is if we add more and more products that, say, have operating margins between 20% and 30%, arithmetically this segment may very well come and start to slide down. But do I see any kind of fall in, a precipitous fall, in the next 12 to 24 months in the fundamental operating margin performance of this business? I don’t see it. I don’t see the mechanism to make that happen at this point in time.

Jonathan Goldberg:	And then just to clarify, if you look at aftermarket and OEM direct sales for ag, is there a meaningful difference in margin profile between the products you sell into those two channels?
Steven Berglund:	No.
Jonathan Goldberg: Operator:	Great. Thank you very much. Our next question comes from the line of Ryan Connors with Janney Montgomery.
Ryan Connors:

Great. Thank you for taking my call. A couple of questions; just keeping on the ag business. I wonder, you mentioned there had been no new entrants into the business as of late, but have you seen any change in behavior on the part of any of your major competitors in terms of looking to do more or less partnering with other OEMs and/or getting more aggressive in aftermarket and things like that, or is the competitive dynamic pretty stable in terms of how the various players are behaving?

Steven Berglund:

Well there’re only so many permutations that are possible in this market. So if you kind of look at the U.S. centric market, you’ve got Deere, you’ve got CNH, and you’ve got AGCO that are the big three and [indiscernible] (41:50) until you get to India and start to talk about Mahindra & Mahindra and such, which are not yet a factor in this whole thing. So Deere has had a traditional top-to-bottom vertical orientation. They bought a GPS company and they re vertically integrated. So at least for the moment, they are a case on to themselves. AGCO, a number of years ago, announced an alliance with Topcon. As far as I know, that is still operative. And then we have the alliance with CNH that gives us both access to their factories, but access to their distribution channel as well. So there aren’t a whole lot of, let’s call it, dynamic elements that are possible in this marketplace. Now those are the big three; there are a number of other agricultural equipment producers. And with the new agreement that we announced last year or, I guess, more technically that CNH announced last year about the new arrangement with Trimble. As part of that, Trimble has increased ability to go talk to other equipment manufacturers, and the first instance of that was when we announced a new arrangement with [ph] Quest (43:10) that covers a number of aspects of their equipment.

So, I would say is the aftermarket is always light weight, particularly, for what we’ll call the low-end of guidance products, the manual guidance. This tends to be a little bit of a, more of an aggressive dynamic at that level. But again, my belief and my expectation is that Trimble has cost position on all other manufacturers in the low-end.

The high-end, which is automatic guidance, where the system actually is steering and controlling the throttle, I think, is a much more stable market. It’s much more of a solutions sale. The customer there is typically a large commercial scale farmer. They make decisions very much in the same way that any other large enterprise would make it. I’d point back to U.S. Sugar as being a prime example of that. So in reality, yes, this market will, it’s a technology market, it will undergo changes over time, but the current bubble of dynamics in this marketplace are not all that different than they would have been five years ago.

Ryan Connors:

Okay. And then along that same vein, is there any indication of any change in the way the OEMs view this part of their product? In other words, there’s been some discussion in the investment community about that OEMs look at precision ag as a way to sell machines rather than a product in and of itself. And that, therefore that drives some over time less of a desire to really embed more and more technology, and therefore, that would have some kind of negative impact on pricing and margin. What are your thoughts on that?

Steven Berglund:

Well, I mean, I think there are forces of history out there, so if I go back to the time I joined Trimble in 1999, if we had remained static, if we had simply continued to view the business as we did at that point in time, we would have ceased to exist by now. So at the base sensor level, yes, if you view yourself as a sensor company and act out that part, eventually you do end up being embedded in somebody else’s system. But I think if you look to the press release that CNH put out on the, let’s call it the updated relationship with Trimble, the primary focus is on technology, technology development, and using technology, yes, as a way to sell heavy metal, but not kind of as a give-away, but as a point of differentiation. So I think that for the time being this is a technology market.

And I think that the other thing is we’ve learned as a company over and over again, whether it be in relationship to our joint ventures with Caterpillar to any number of arrangements with other equipment manufacturers, other heavy metal types, is, okay, technology is not something that can be, is not a simple factory fit option. So for example, for any equipment manufacturer to say we will standardize on this, that or the other thing fail to realize – starting with construction, construction is a mix fleet [indiscernible] (46:45) is a big deal for contractors. No contractor or very few contractors, anyway, have just one color of equipment in their fleet.

What they’re looking for is a solution that covers different, that will provide a solution for different types of machines. That’s not quite as blatant in agriculture, but it’s still very true, as the farmer will want a solution that covers all of their pieces of equipment, no matter who manufactured those pieces of equipment. So it is not axiomatic that the solution is defined by the equipment manufacturers, because that doesn’t necessarily fit what’s best for the customer. So I think, yes, this will play out over time. There’ll be some, there’ll ultimately be some resolution. But we re a long ways from that being resolved at this point in time.

Ryan Connors:

Okay. That’s great. Thank you. I just had one more quick one, and then I’ll jump out. There’s been a lot of talk about whether or not there was a pull-forward into 2011 of agricultural equipment demand due to this bonus depreciation accelerating. I know the straight OEM sales are a smaller part of your business, but did you feel that at all in terms of your demand patterns or not?

Steven Berglund:	No. If it was there, it was too small for us to detect.
Ryan Connors: Operator:	Okay, great. Well thanks for your time. Our next question comes from the line of Tavis McCourt with Morgan Keegan.

Tavis McCourt:

Thanks for taking my questions. First, on the guidance for 2012, I was wondering if you could break out either what kind of a range of internal growth you would expect to get to that 20% or over number for the year? And then should we expect a similar type of flow-through on profitability as we’ve seen this year?

Steven Berglund:

Well let me characterize first, and then let Raj talk to the profitability aspect. So I think the formulation is very much the same as last year. When we talked about being in the neighborhood of 20% last year, we were talking about, I think at that time we were talking in very rough terms, 10% to 15% organic and, okay, 5+% in terms of acquisition. I would say that, okay, the baseline expectation here is that what we’ve said in terms of long term consistently, is that our long-term growth was probably 15% to 17% with a couple of points of that being acquisitions, but the bulk being organic. We would see that as being the baseline for 2012, but with a few extra points of growth being tied to the acquisitions we’ve already made. So arithmetically it ll just bump up the result. We’re saying the year is going to be pretty consistent, baselined to the 15% to 17% that we’ve talked about historically. And then we’re just going to get a little bit more of a bump from acquisitions than normal.

Tavis McCourt:	And then on profitability flow-through?
Rajat Bahri:	I think we assume 25%; we should put 25% first in incremental leverage falling to the bottom line.
Tavis McCourt:

Got you. And then the follow-up on Mobile Solutions, I’m wondering if that exceeded your expectations. I know it was well above what I had in my model. And if so, was that because people in that turned out to be more successful than you had thought earlier or was it the base business that was stronger?

Rajat Bahri:

I think Steve pointed out that we started profitability in Q3. And it’ll be a progression every quarter and things will start getting incrementally better as more subscription revenue comes, which is more profitable. And that’s what s playing out. It’s just that we are a quarter, maybe a quarter, quarter-and-a-half ahead of where we thought we would be in terms of the subscription revenue.

Tavis McCourt:	Great. Thanks a lot. Good job.
Operator:	Our next question comes from the line of Jeff Rath with Canaccord.
Jeff Rath:

Great. Thanks, guys. Just a couple follow-ups. Raj, you talked about the margin impact of Tekla, given that you re not recognizing material profits, and that will reverse. Is there any way that you can speak to that a little bit more quantitatively? What would the E&C margins have been without Tekla? And then maybe if you think about where the Tekla reversal will take E&C margins on a go-forward basis once that reverses. Can you just walk me through that? Thanks.

Rajat Bahri:

[Indiscernible (51:26) I mean, just to frame that, I think the easiest way to tell you is that in the first half, the later six months that we’ve had Tekla, there’s approximately at least $10 million of revenue and profit that has not gone to the bottom line, and so you can equate it roughly $5 million to $6 million a quarter. That will come back starting in Q1. So we should start seeing normal margins from that. So roughly you would say a point, point-and-a-half of margins was depressed because of Tekla in Q4 for E&C.

Jeff Rath:	Great. Just a couple of quick ones here, and then I’m done. Given that you’ve stepped up your acquisition strategy, Raj, throughout 2012, how should we just think about the amortization run rate here? I’m assuming 35.5 is probably a little low. How do we think about that throughout the year given that that’s more accounting-driven?

Rajat Bahri:	I mean, barring any – I would at this point assume that for rest of the year, and if we do more acquisitions, we’ll update that guidance. It doesn’t impact non-GAAP numbers.

Jeff Rath:	I understand that.

Rajat Bahri:	So I can’t tell you the number because I don’t know what future acquisitions will close at what time. But that number just represents acquisitions closed so far.

Jeff Rath:	And then the last one here is just for Steve. Steve, you referenced it on your scripted remarks. I wonder if you could just expand on it a little bit. The U.S. Sugar deal, it sounded like you were calling that out as a flagship deal on what you’re pursuing within sort of the ag and the connected farm. I wonder if you can just expand on that comment from your scripted remarks. Thanks.

Steven Berglund:

Sure. Partly, I was just being opportunistic because we don’t often have the opportunity to press release a specific customer in ag, but I think it is representative in a couple of ways. One, I think that, first of all, U.S. Sugar is approaching this in what I would call a fairly visionary way. They’re not looking to improve anything [indiscernible] (53:41) looking to improve the enterprise. So one of the selling points that we had, and one of the points that I think they are emphasizing is this connected farm; looking at all operations of the farm and applying technology right across from kind of planning all the way through harvesting and basically, potentially to the transport of sugarcane to the mill and for all I know beyond that.

So I think it represents a little bit of a new age thinking in terms of, as opposed to talking about, auto guidance and such; talking about all the farm operations in terms of how technology can lift the enterprise across the board.

I think the other aspect here that I touched on is, if you look at sugarcane, for example, and let’s just say I’m becoming more acquainted with sugarcane than I have historically, or whether that or another one we’ve used is vineyards. There are a lot of high-value or significant value crops. Many of them, there’s a high time sensitivity in terms of when things are done, and there is a little forgiveness to logistically not doing them at the right time.

But whether it be sugarcane or whether it be vineyards or any number of other relatively targeted farm segments, I think there’s a realm here to just as we’re trying to do elsewhere in the company in terms of verticalization, trying to focus on specific customer segments, and craft very specific solutions for those industries, I think there is the ability to do the same in agriculture – which is pick out some of these specialty segments and define very sharply focused solutions for them.

But I think that adds a realm of growth that we have not historically had in the portfolio. So I think that, yes, we have substantial growth potential still left in kind of the baseline businesses of running up and down cornfields and wheat fields and the like, but I think U.S. Sugar represents the ability to add an incremental growth area based on focused solutions for individual segments. So I think it’s not hugely significant in its own right from a dollar standpoint, although it’s meaningful, but I think it represents the ability to continue to develop this agricultural business into something significantly larger than it is today.

Jeff Rath:	Great. Thanks, Steve.

Steven Berglund:	Thank you.

Operator:	Our next question comes from the line of Eli Lustgarten with Longbow Securities.

Eli Lustgarten:	Good afternoon, everyone. I just have follow-up because I’ve got to apologize if you answered it, because I got bounced off the call about five minutes ago and I had to come back on. The question is the carryover acquisitions of what you’ve made so far. How much is carry-over by segment? I mean, I have an estimate of that that looks like its $140 million, $150 million of sales carryover in 2012 versus 2011, from the acquisitions you’ve made. Is that about right or does it breaks down by group?

Rajat Bahri:	Well, I think Steve mentioned the 20% growth rate roughly, the organic growth rate in the teens, and this carryover acquisition impact gets us into the 20s.

Eli Lustgarten:	But can you give us what the carryover acquisitions are by segment, you know, how much ....

Rajat Bahri:	No. We haven’t disclosed that, Eli. But the bulk of it would be in E&C and Mobile Solutions. People there in Tekla would be the most significant ones, so it would be largely E&C and Mobile Solutions, would be the two segments.

Eli Lustgarten:	Yeah. I mean, I actually, I know that. I’m just trying to get the magnitude, because I get two of those probably are roughly $60 million each in the carryover this year, and then just wondering if that’s an approximation.

Steven Berglund:	Again, we’re reluctant to kind of start to break out individual segments in terms of the details.

Eli Lustgarten:	Okay. And, I mean, how far away are you from normalizing profitability in the E&C business back to the double-digit, the 20%-plus levels that you used to consider more norm for that business?

Steven Berglund:

Well, I mean we’re stepping back to the 20%. I think the difference between now and then, yes, we were at 20% in E&C. I think the most significant factor that would get us back there in a relative hurry would be any kind, again, any kind of revival in commercial and residential construction. Let’s just say, we are a shadow, in those businesses we are a relative shadow of what we were in 2007, for example. I suppose 2007 was the peak period, but we’re still, let’s just call it at levels that are still way down from the levels of 2007. So they are profitable, in a couple of cases they re quite profitable.

But at the same time, I think to get back to 20% quickly would require some type of, not back to the 2007 levels, but some kind of revival, et al, in commercial and residential construction simply because it s very much not – those markets are very dormant at this point in time outside of Nordic countries and maybe a little bit of Germany.

So I think that’s maybe the most significant determination of how quickly we get back to 20%, at least quickly, but we are stepping in that direction.

Rajat Bahri:	Yeah. I mean, this year we finished at 17.6%, and next year there will be at least 100 basis points, if not more, improvement. So, yeah, we’ll be in the neighborhood of 19% now with this step-up in commercial income. There is a redemption in the back half as we get more revenue, there’s a shot that we may have a run rate of that by year-end next year. But we’ll be close to about 19%, in the neighborhood of 19% next year.

Eli Lustgarten:	I mean, you had talked about getting to low double-digit margins in Mobile Solutions, and, I mean that looks like a pretty reasonable target.

Rajat Bahri:	Yeah.

Eli Lustgarten:	Will you go to low double-digits in 2012?

Steven Berglund:	Yeah. That’s certainly our expectation.

Eli Lustgarten:	And one final question. You’ve got a 15% to 17% tax rate that you’re guiding us to for 2012. Would that continue to go up in 2013? And I know it’s, you know, we’re in 2012 and we’re ready to go another, but we have to think more than one year.

Rajat Bahri:	[indiscernible] (1:00:21) I think long term I expect that there’ll be some years maybe a couple of points lower than that, and in some years maybe a couple of points higher than that. It depends upon the mix of income, where it comes from. But I think 15% to 17% is kind of a long-term average rate, is the right way to think about it, unless there is some change in legislation.

Eli Lustgarten:	All right. Thank you very much.

Rajat Bahri:	Thank you.

Operator:	Our next question comes from the line of Alex Blanton with CHAM.

Willa McManmon:	[indiscernible] (1:00:54).

Alex Blanton:	Good morning or good afternoon, I should say.

Rajat Bahri:	Good afternoon.

Alex Blanton:	Most of my questions have been answered, but have you addressed where margins could go on the upside from here? Because most of the questions seem to have been how, when can they come down and when will they revert to the mean and so on. So on the gross margin side, how much higher can they go once your volume picks up from the recovery in construction that is undoubtedly coming?

Steven Berglund:

Okay. Well, thanks for asking the up-beat question of the day. I think in some ways, we can play out the arithmetic together, but I think you’ve already kind of figured out what the leverage points are. So for example, although we don’t break out kind of the commercial and residential related part of E&C, it’s a meaningful part of that, and the gross margins overall, particularly with the BIM businesses, software oriented businesses in it are at least consistent with the company average gross margin. We have the cost base in place for those in terms of R&D spending, sales force, all those sorts of things. So what we would get if we saw any kind of upturn in commercial and residential would be a high leverage coming from these businesses.

So I mean, I think the modeling aspects of that are relatively straightforward. But I think it would be enough to move the needle for the segment and for the company. So, I would say that is maybe the, if we’re continuing to talk about an upside scenario, that is maybe the first one on the list, which is any kind of revival in commercial. And I think the other, looking at the portfolio, the other kind of upside scenario would relate to, it would be in Mobile Solutions, which is, yeah, we re seeing improvement there. But had we done – the growth there has been relatively moderate. The baseline organic growth there has been relatively moderate because we in effect kind of pruning the subscriber base. We’re actually being selective in terms of what business we want and what business we don’t want.

But I think that there is the possibility there if we start to see any kind of movement on the top line in Mobile Solutions maybe more aggressively than we ve been showing. Again, there s the case where you ve got very strong incremental gross margins that would have a tendency to drop to the operating line, maybe with some discount for sales cost, but we have the R&D base already in place there. We have the physical structure, and so that would leverage up fairly high.

So I think those would be the two cases where you could create a scenario that would kind of be consistent with your upbeat scenario here. But otherwise I would basically call for kind of becoming a, being a dull and boring company of showing progression year-over-year, much as we have historically. But I would say those are the two cases where there might be some special dynamics available to us.

Alex Blanton:	Well, thank you for that. Now speaking of incremental gross margins, do you have an estimate for modeling purposes of what those would be? Let s say, not for those two divisions necessarily, but for the company as a whole, incorporating those divisions. What could we look for in terms of an incremental gross margin?

Rajat Bahri:	You know, I’ll point to the history. Our margins, as Steve pointed out, have grown since 2006, 300 basis points. But we really don t guide to specific gross margins. What we guide to is incremental operating leverage. And what we ve said is, for next year, for every incremental revenue that we sell, we expect to drop 25% of that to the bottom line.

Alex Blanton:	Okay. That s the operating line then, 25% incremental on the operating line.

Rajat Bahri:	Yeah. And it’s a combination of sliding expansion on gross margin and getting some leverage from operating expenses, so a combination of those two.

Alex Blanton:	Great, thank you.

Rajat Bahri:	Thank you.

Operator: There are no further questions at this time. Thank you for joining us.

Steven W. Berglund:	Thank you. And talk to you next quarter.

Operator:	This concludes today s conference call. You may now disconnect.